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                                                                    EXHIBIT 99.1

                              2003 AMENDMENT TO THE
                               NAVARRE CORPORATION
                             1992 STOCK OPTION PLAN

         The Navarre Corporation 1992 Stock Option Plan (the "Plan") as amended and restated was adopted by the Board of Directors of Navarre Corporation (the "Company") on July 26, 2001 and approved by the shareholders of the Company on September 13, 2001. This Amendment is adopted in order to amend the Plan with respect to the number of shares of capital stock which may be granted under the Plan.

         A. AMENDMENT. Section 4.1 of the Plan is hereby amended to read as follows:

         Number of Shares. Subject to adjustment as provided in Section 4.3 below, the maximum number of shares of Common Stock that shall be authorized and reserved for issuance under the Plan shall be 5,224,000 shares of Common Stock.

         B. EFFECTIVE DATE. This Amendment shall be effective as of February 5, 2003, and shall be subject to the approval by the shareholders of the Company at the next Annual or Special Meeting of Shareholders.

         This amendment was approved by the shareholders of the Company on September 10, 2003.